Exhibit 10.52

PARTICIPATION AGREEMENT
[OCS-G 33640, Ship Shoal 121, OCS-G 33641, Ship Shoal 122, and OCS-G 22701, Ship Shoal 134]

This Participation Agreement (“Agreement”) is entered into effective as of July 1, 2010, by and between Republic Exploration LLC (“REX”), a Delaware limited liability company, whose address is 3700 Buffalo Speedway, Suite 925, Houston, Texas 77098, and Contango Operators, Inc. (“COI”), a Delaware corporation, whose address is 3700 Buffalo Speedway, Suite 960, Houston, Texas 77098. REX and COI are hereinafter each individually referred to as “Party” and collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, REX is engaged in the business of the acquisition, exploration and exploitation of oil and gas reserves situated on the outer continental shelf of the Gulf of Mexico (“OCS”) and onshore and in the coastal waters of the States of Louisiana and Texas;

WHEREAS, COI desires to purchase the Ship Shoal Area Block 121, Ship Shoal Area Block 122 and Ship Shoal Area Block 134 prospect from REX for the purpose of bidding, acquiring and drilling said prospect;

WHEREAS, COI did bid and acquired Ship Shoal Area Block 121 and Ship Shoal Area Block 122, and is the owner of an undivided 100%, record title interest in and to those certain federal offshore leases bearing serial numbers OCS-G 33640 and OCS-G 33641, granted by the United States of America, as Lessor, in favor of COI, as Lessee, dated effective as of July 1, 2010, affecting all of Blocks 121 and 122, Ship Shoal Area, OCS Leasing Map, Louisiana Map No. 5 (the “Leases”);

WHEREAS, COI did acquire the deep rights between 12,000’ TVD and 99,999’ TVD, in and to that certain federal offshore leases bearing serial number OCS-G 22701, covering Ship Shoal Area Block 134 granted by the United States of America, as Lessor, in favor of Bois d’Arc Offshore, Ltd, dated effective as of July 1, 2001 as lessee, in a purchase from Stone Energy Offshore, L.L.C., Probe Resources, Inc., Griner Energy, Inc., Lava Exploration, Inc., Tenkay Resources, Inc., and John T. Cook, pursuant to that certain Purchase and Sale Agreement dated February 24, 2011;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, benefits and promises hereinafter set forth, and upon all of the terms and conditions set forth in this Agreement, the Parties do hereby and by these presents agree to the following:

ARTICLE I
DEFINITIONS

The following terms, when used in this Agreement, or any Exhibit hereto, shall have the following meanings, to-wit:

1.1    Acquisition Costs shall mean all direct costs and expenses of acquiring and/or maintaining the Leases, including, without limitation, broker costs and expenses, bonus and rental payments, leasing and recording fees and title examination expenses.

1.2    Base Royalty shall mean the lessor’s royalty reserved in the Leases

1.3    Casing Point shall mean such time as the Test Well has been drilled to the Objective Depth, logged, evaluated and sufficient tests have been run in order that a determination may be made to either set production casing or to plug and abandon the Test Well as a dry hole.

1.4    Effective Date shall mean July 1, 2010.

1.5    JEX Employee ORRI shall mean an overriding royalty interest equal to 3.33333% of 8/8 affecting production attributable to the Leases that has been assigned or will be assigned by COI to certain employees of Juneau Exploration, L.P. (“JEX”), as designated by JEX

1.6    BOEMRE shall mean the United States Department of the Interior, Bureau of Ocean Energy Management, Regulation and Enforcement.

1.7    Objective Depth shall mean the depth at which the Test Well must be drilled as provided in Section 3.1 of this Agreement.

1.8    Operating Agreement or JOA shall mean the Joint Operating Agreement attached hereto as Exhibit A that shall govern operations conducted on the Leases, except as otherwise expressly provided for herein.

1.9    Operator shall mean the party recognized by the BOEMRE as the designated operator of the Leases pursuant to duly executed and filed BOEMRE Form 1123 (or any replacement form as required by the BOEMRE).

1.10    Post-Casing Point shall mean such time as the Test Well for a Prospect has been drilled to the Objective Depth, logged, evaluated and tested and either (a) plugged and abandoned as a dry hole (including removal of equipment and restoration of the leased premises) or (b) completed for initial production of hydrocarbons, including setting production casing, perforating the casing, stimulating the well and conducting production tests, installing, as applicable, caissons, well protectors, platforms, flowlines, pipelines, production facilities and all other equipment and facilities necessary to obtain production of hydrocarbons from the Test Well (or any substitute therefore) and actual production of hydrocarbons has commenced.

1.11    Prospect shall mean an area and depth within which there is expected to occur a commercial accumulation of oil and/or gas in a specific structural or stratigraphic trap.

1.12    Prospect Fee shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000.00), payable to REX or its designee. In the absence of an express agreement in writing to the contrary, the Prospect Fee is not subject to proportionate reduction and is non-refundable.

1.13    Sunk Costs shall mean all Acquisition Costs and all geological and geophysical costs directly associated with a Prospect underlying the Leases, together with all data, data acquisition and processing costs directly related to such Prospect.

1.14    Term shall mean a forty eight (48) month period commencing on the Effective Date, together with such additional extensions to said forty eight (48) month period as the Parties may expressly agree to in writing. If the Test Well is timely commenced and drilled pursuant to the provisions of Section 4.1, the Term of this Agreement shall be extended and shall remain in effect so long as the Operating Agreement pertaining to the Leases are in force and effect.

1.15    Test Well shall mean the first well (including any substitute therefore) drilled on the Leases pursuant to and during the Term of this Agreement.

ARTICLE II
REPRESENTATIONS

2.1    COI represents that it is the owner, of record, of the Leases and that the Leases are currently in full force and effect in accordance with its terms.

2.2    COI represents that its interest in and to the Leases are burdened only by the Base Royalty and by the JEX Employee ORRI.
ARTICLE III
NOTIFICATION OF PROSPECT

3.1    REX has identified a Prospect underlying the Leases suitable for the drilling of a test well (“Test Well”) and has provided COI with the following:

•	a map or plat depicting the outline of the lands included in the Prospect; and

•	the minimum depth interval to be drilled and tested with respect to the Test Well for the Prospect (“Objective Depth”).

3.2    COI has paid and REX acknowledged receipt of the Prospect Fee for the prospect on Ship Shoal 121, Ship Shoal 122 and Ship Shoal 134

ARTICLE IV
TEST WELL

4.1    On or before the expiration of the Term of this Agreement subject, however, to rig availability and obtaining requisite governmental permits, COI shall commence, or cause to be commenced, the drilling of the Test Well, at a location on the Leases mutually acceptable to the Parties, and shall prosecute same in a diligent and workmanlike manner to the Objective Depth. In the event the Test Well does not reach the Objective Depth due to encountering impenetrable substances or mechanical conditions beyond COI’s reasonable control, the Parties shall have the option, but not the obligation, to commence the drilling of a substitute well at a mutually acceptable location on the Leases. Any such substitute well drilled hereunder shall, upon its commencement, thereafter be deemed the Test Well. In the event COI does not drill the Test Well during the Term of this Agreement, COI shall assign 100% of the record title interest in all of Ship Shoal Area Block 121 and Ship Shoal Area Block 122 and 100% of the operating rights interest in Ship Shoal Area Block 134 to REX within 30 days of expiration of the Term. REX shall then be under no further obligations to COI with regard to Ship Shoal Area Block 121, Ship Shoal Area Block 122 and Ship Shoal Area Block 134 therefore free to drill or cause to be drilled REX’s prospect(s) on Ship Shoal Area Block 121, Ship Shoal Area Block 122 and Ship Shoal Area Block 134.

4.2    With respect to the drilling of the Test Well, REX shall be entitled to an undivided 10% of 100%, being 10%, working interest (including record title and operating rights) free and clear of all costs and expenses associated with the Test Well until Post-Casing Point (such undivided 10% interest until Post-Casing Point is referred to hereafter as the “Carried Interest”). COI, as Operator, will bear all costs and expenses attributable to such Carried Interest prior to Post-Casing Point, together with all costs and expenses pertaining to the Test Well attributable to the remaining undivided 90% working interest, subject, however, to the provisions of Section 4.3 below.

4.3    COI, as Operator, shall notify REX once Casing Point has been reached with respect to the Test Well and within forty-eight (48) hours, inclusive of Saturdays, Sundays and federal holidays, of receipt of COI’s Casing Point notification, REX may elect to either (a) increase its interest in the Leases, and the Test Well, by an additional undivided 15% of 100%, being 15%, working interest (in addition to its Carried Interest), free and clear of all costs and expenses attributable to the Test Well prior to Casing Point, or (b) retain its undivided 10% of 100% Carried Interest. If at Casing Point, COI, pursuant to the Operating Agreement, elects to temporarily abandon or to plug and abandon the Test Well and REX elects to participate in a different operation, COI shall not be responsible for costs and expenses attributable to REX’s Carried Interest accruing thereafter to Post-Casing Point.

4.4    In the event the Test Well is drilled and plugged and abandoned as a dry hole REX will not have had the opportunity to make an election pursuant to 4.3 above to increase its interest in the leases by an additional 15% working interest. Therefore, REX shall have the opportunity to participate with 25% working interest on a ground floor basis, pursuant to elections made under the Operating Agreement discussed in Article V below, in any future proposals subsequent to the abandonment operations of the Test Well including but not limited to any additional drilling proposals. In the event the Test Well is successfully drilled and completed REX’s working interest in the Leases and the Test Well will be determined pursuant to its election in 4.3 above whereby REX would own either 10% working interest or 25% working interest.

ARTICLE V
OPERATING AGREEMENT; INSURANCE

5.1    COI shall serve as Operator of the Leases and, except as otherwise provided in this Agreement, all operations hereunder shall be conducted in accordance with the terms and provisions of the Operating Agreement. In the event of a conflict or inconsistency between the terms and conditions contained in this Agreement and those set forth in the Operating Agreement, this Agreement shall control and prevail.

5.2    Each Party hereto agrees to execute the Operating Agreement, and all documents provided for therein requiring execution by the Parties, contemporaneously with its execution of this Agreement.

5.3    Operator shall provide and maintain the insurance set forth in Exhibit “B” (insurance provisions) to the Operating Agreement and shall charge each Party its proportionate share of the costs of the coverage. No other insurance shall be carried for the benefit of the Parties under the Operating Agreement, except as provided in Exhibit “B” thereto. Any deductibles or deficiencies in the insurance provisions of Operator or of Operator’s contractors and subcontractors shall be the sole responsibility of each Party.

ARTICLE VI
GENERAL PROVISIONS

6.1    Amendments. This Agreement shall not be modified or amended except by the mutual agreement of the Parties in writing. No action or failure to act on the part of any Party shall be construed as a modification or amendment to, or a waiver of, any of the provisions of this Agreement.

6.2    No Waiver. Either Party’s failure to enforce any of the provisions set forth in this Agreement shall effect a waiver of any violation thereof nor preclude enforcement of that or any other provisions hereof at that or any other time.

6.3    Audit Rights. Upon written notice to a Party, either Party (“Requesting Party”) may examine the accounts or records of the other Party from time to time during normal business hours required to verify a Party’s compliance with the financial obligations assumed by that Party in this Agreement. Such examination shall be made directly by the Requesting Party at its expense or through an independent accounting firm of the Requesting Party’s choice retained at the Requesting Party’s expense.

6.4    Severability. Every provision in this Agreement is intended to be severable. If any term or provision hereof is held by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, all of the remaining terms and provisions of this Agreement shall nevertheless remain in full force and effect.

6.5    Further Assurances. Each Party agrees to execute and deliver all such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate and perform all of the terms and provisions of this Agreement.

6.6    Surviving Obligation. THE TERMINATION OF THIS AGREEMENT SHALL NOT RELIEVE ANY PARTY HERETO FROM ANY EXPENSE, LIABILITY OR OTHER OBLIGATION OR ANY REMEDY THEREFORE WHICH HAS ACCRUED OR ATTACHED PRIOR TO THE DATE OF SUCH TERMINATION.

6.7    No Partnership or Joint Venture. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership of any kind, joint venture or association, trust or other character of business entity recognizable in law for any purpose. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee of any other Party for any purpose whatsoever, except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries, except as may be expressly provided in this Agreement.

6.8    Counterpart Execution. This Agreement may be executed by signing the original or a counterpart hereof. If this Agreement is executed in counterparts, all counterparts taken together shall have the effect as if all Parties had signed the same instrument. No Parties shall be bound by this Agreement unless and until all Parties have executed and delivered a counterpart or the original hereof.

6.9    Notices. All notices authorized or required from or to a Party pursuant to this Agreement, unless otherwise specifically provided, shall be in writing and delivered in person or by United States mail, overnight express delivery, courier service, or facsimile (with receipt confirmed), postage or charges prepaid, and addressed to such Party at the address set forth above.
[Signature Page Follows]

IN WITNESS WHEREOF, this instrument is executed by each of the Parties as of the date first above written.

Republic Exploration LLC By: /s/John W. Burke Name: John W. Burke Title: Executive Vice President	Contango Operators, Inc. By: /s/ Kenneth R. Peak Name: Kenneth R. Peak Title: Chairman and Chief Executive Officer

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